UNITED STATES
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Dear Fellow Stockholders,

As we start to see positive economic indicators in the U.S. and parts of Europe, Presstek is emerging from this recession a stronger enterprise. The strategy that we initiated almost four years ago remains relevant, and I am confident that we have taken all the right actions and made the key investments in our product portfolio to globally leverage the opportunities we will see as customers increasingly invest in digital printing technologies to grow their business in a highly competitive environment.

Presstek Strategy:

The two key elements of the strategic actions that we initiated in 2007, and that remain the pillars to our future growth, are as follows:

Product line expansion to move up-market: We have made major investments in selected product areas to move the Company up-market; serving not only small and mid-sized printers, but also the large, high-volume printers who are moving to digital printing solutions as the run length of print jobs continues to move into the “sweet spot” for Presstek’s DI® presses. Our recently launched 75DI® Press, with only a 6 minute make ready time between jobs and ability to print 96,000 letter size images an hour, is a prime example of this strategy and is already making strong in-roads to large and high-volume printers. This strategy also encompasses the introduction of new “open-architecture” chemistry free and chemistry-based CTP plates. As a result of these investments, we are now in a stronger position to successfully compete in two exceptionally large market areas:

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Digital Printing Equipment and Media – Market Size $4.0 Billion Annually: Our impressive line-up of DI Presses and related media can serve 65% ($2.6 billion) of this large multi-billion dollar market on a global basis, and customers continue to be very pleased with the revenue growth and profit improvements they can achieve with our products compared to competitive offerings.

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Computer-to-Plate (CTP) – Market Size $4.3 Billion Annually: Our new Aeon® and Aurora® plates have allowed us to expand so that we can serve approximately 80% ($3.4 billion) of this market, a significantly larger portion than we could previously reach.

In aggregate, these two markets represent $6.0 billion of addressable revenue opportunity for our Company. During 2010 our combined sales in these two market areas was $67 million. Since every share point is equal to $60 million of additional annual revenue, we have major top-line growth opportunities. There aren’t many companies of our size that have the opportunity to attack such a large and profitable market opportunity with their existing products and infrastructure. And, with the strong team of people and efficient processes we’ve built at Presstek, as well as manufacturing assets that can produce higher volumes without significantly added costs, we believe we can leverage future growth and achieve increased profitability.

Global Growth:  Although Presstek’s products serve the needs of printers across the globe, our revenues have traditionally been generated in the United States and Canada. However, only one-third of the global graphic arts market resides in this region, and we knew when I first arrived in 2007 that we needed to take more serious action to grow our presence around the world. As a result, we now have the following:

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Two new Presstek affiliates; one in Germany and one in France, two of the largest graphic arts markets in western Europe. Establishing local Presstek resources is key to supporting and accelerating the growth and success of local dealers.

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An expanded dealer network in Europe and Asia.  Combined, we have expanded from 41 dealers across 29 countries in 2007 to 72 dealers across 53 countries by the end of 2010. As evidenced by our recent announcement of the sales success experienced by Heinrich Baumann, the company’s full-service dealer based in Germany, these expansionary actions will be vital to our future success outside the Americas.

•	Local Asia/Pacific Region sales presence. As an initial step, we now have a dedicated and locally-based sales leader in the Asia/Pacific Region supporting our dealers and customers.

Much of the advertising spend that drives the graphic arts market is considered a discretionary expenditure. Therefore, although graphics is one of the earliest industries to feel the impact of a downturn, it will also benefit and grow from the recovery. While economic uncertainty continued throughout 2010, the impact on our revenue last year was a relatively mild decrease of 4% from 2009, much less than the decreases we saw in 2009 and 2008 of 30% and 22%, respectively.  The sale of equipment had been the major driver of lower revenue in 2009 and 2008, and while it continues to be challenged by customer uncertainty with the economy, excess capacity and restricted credit markets, equipment sales actually increased by 9% in 2010. This growth, combined with orders already received for our new 75DI press (which was commercially available starting in January of 2011) are encouraging signs for continued growth in our equipment sales.  We are very excited with the initial customer reception of this new press, and look forward to the opportunities it opens up for Presstek. I’ll discuss this in more detail later in my letter.

I am also very pleased with the profit improvement and cash management actions we have taken during the past 4 years, which not only allowed us to report improved adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during 2010 of $4.0 million (versus a loss of $1.6 million in 2009), but also allowed us to establish a new revolving credit facility in the amount of $25 million with PNC Bank last March. We have weathered the economic storm, and while our top line has not yet been able to benefit from the strategic actions taken over the past few years, we have a solid balance sheet and an impressive array of new products.

2010 Accomplishments:

As we look back over 2010, it is important to recognize the tremendous efforts taken to strengthen our Company for the future.

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We reported adjusted EBITDA of $4.0 million, a $5.6 million improvement from 2009. In fact, we posted positive EBITDA in every quarter of the year. This improvement has been driven by the implementation of over $40 million in profit improvement actions during the past several years.

•	Our 2010 operating expenses were down 14% ($7.7 million) from 2009 (exclusive of a one-time non-cash receivable reserve of $1.9 million).
•	We secured a new three year $25.0 million credit facility with PNC Bank.
•	We sold the Lasertel business at a value of $10.0 million.
•	We further reduced debt net of cash to $6.1 million, a $6.0 million improvement since 2009.
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We completed development of the 75DI press and introduced it to the market place. Three orders have already been received; Advanced Digital Printing in Brooklyn, N.Y., BlueCross BlueShield of Tennessee, and an international customer.

•	Our revenue from our new open platform CTP plate products increased by 76% from the prior year, supporting an increase in overall growth consumables of 4%.

Also, we have closed on approximately 75 new CTP plate accounts since the first quarter of 2010 that we expect will equate to an annual run-rate of approximately $3.7 million of new thermal CTP plate sales.

The team at Presstek worked very hard last year to achieve these accomplishments, especially given the economic challenges we’ve been dealing with for the third year in a row. We have an organization of highly skilled professionals and I am very proud of their efforts. The actions taken since 2007 to drive our debt net of cash from $37.0 million to $6.1 million, while remaining adjusted EBITDA positive despite declining revenues in this economy has, in my opinion, been a tremendous accomplishment. While other companies might have more mass, I like the pound-per-pound tenacity of our team.

One thing we are not proud of is our lack of top line growth. For those of you who know me well, I do not make excuses. While the economy has certainly been a major challenge, we are all consumed with growing this business. In addition to all of the excellent operational efforts, we have put a tremendous amount of time and effort into expanding our portfolio and developing a winning strategy. As I indicated above, the addressable graphic arts market opportunity is very large, and our portfolio is well positioned to penetrate it. I can assure you we are focused on successfully executing this strategy.

75DI®:

One of the most exciting events for us during 2010 was the introduction of our largest and most versatile press, the 75DI, which was officially launched in January 2011. The press made its debut last year at the International Printing Exhibition (IPEX) show in the United Kingdom, one of the largest trade shows in Europe. It was also at Graph Expo during October in Chicago, Illinois, the largest trade show in the U.S.A. The level of customer interest in this press at these shows exceeded even our high expectations, and the pipeline of customer opportunities is great. In fact, the new press has also attracted increased attention to Presstek’s full line of digital solutions. The first 75DI machine was installed at Advanced Digital Printing in Brooklyn, NY, and we are very pleased that the customer has allowed us to bring potential new 75DI customers into their facility to show the press running live jobs in an active print environment.

The second order was from BlueCross BlueShield of Tennessee, and exemplifies one of the fundamental elements of our DI strategy. We are now making a larger format digital press with very high quality output and we are making it so user friendly that large in-plant customers can bring additional offset quality work into their facilities without the specialized skills, training and manual craftsmanship required of traditional offset printing. Our objective for some time has been to make a digital offset press that is effectively a computer peripheral, combining “plug and play” ease of use with the quality of offset printing at a lower price per page for run lengths up to 20,000 impressions. With the 75DI in place we feel we are very far along the path toward that objective and we continue to work on new technologies to increase the “plug and play” ease of use for all our DI products. We are working on additional in-plant opportunities and we continue to display the benefits and rapid return on investment for these and other customers and applications.

We believe that the 75DI with its 6-minute job-to-job turnaround, high quality output and expanded sheet size will be a key driver to our growth strategy and the initial market reception supports this belief. This press continues our tradition of providing ideal solutions for print service providers looking for higher efficiency, business growth and increased profitability. The 75DI helps our customers capture and produce the high quality, short-run and quick turnaround jobs that they may be losing to competitors, turning away, outsourcing, or producing at minimal profit to their business. We are excited to have this new press as an important element of Presstek’s future.

Summary:

I believe in our strategy as much as I have believed in anything I have done in my business career. Hopefully, after reading this letter, you have a greater understanding of how far we have advanced with our digital solutions in the past several years and the magnitude of the market we can serve. We believe in our solutions; we believe in our strategy; we believe in our people; and we believe that when the economy improves and our customers win, we will win with them.

We know our challenge is to flawlessly execute on the strategy we have so diligently pursued, and the most important element is to provide the best possible service to our customers. We’ve worked hard to develop a strong set of digital solutions for our customers and we will continue to follow it up with strong service and support, the key to success in this very competitive environment. We have the people and structure to deliver on this commitment, and I look forward to winning with our customers in 2011 and beyond.

I thank you for your continued support and confidence and we will continue to do everything we can to reward your belief in us.

/s/ Jeff Jacobson
Jeff Jacobson

Chairman, President and Chief Executive Officer
April 21, 2011